Exhibit 5.2

January 24, 2003

KB HOME
10990 Wilshire Boulevard
Los Angeles, CA 90024

     Re: Registration Statement on Form S-3 (Registration No. 333-71630)

Ladies and Gentlemen:

     We have acted as counsel for KB HOME, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (No. 333-71630) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of the sale by the Company from time to time of up to $750,000,000 maximum aggregate initial offering price of the securities listed therein.

     This opinion is intended to update the opinion we previously delivered in connection with the initial filing of the Registration Statement and is being delivered to you in connection with the proposed issuance of $250,000,000 aggregate principal amount of the Company’s 7.75% Senior Subordinated Notes due 2010 (the “Notes”) offered pursuant to the Underwriting Agreement, dated January 17, 2003 (the “Underwriting Agreement”), among the Company and UBS Warburg LLC, Banc One Capital Markets, Inc. and Credit Lyonnais Securities (USA) Inc. The Notes are to be issued pursuant to the Senior Subordinated Debt Indenture filed as Exhibit 4.7 to the Registration Statement and the Officers’ Certificate dated January 27, 2003 establishing the form and terms of the Notes.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion.

     Based upon foregoing, we are of the opinion that when the Notes have been duly executed and authenticated as provided by the Indenture and shall have been delivered against payment therefor pursuant to the terms of the Underwriting Agreement, the Notes will constitute the valid and binding obligation of the Company subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

     We hereby consent to the use of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to our name in the Registration Statement, the related Prospectus and any prospectus supplement delivered in connection with the Notes. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ MUNGER, TOLLES & OLSON LLP